Exhibit 10.16
iPass Inc. 2006 Annual Executive Management Bonus Plan
     Each Executive Officer is a participant in the 2006 Annual Management Bonus Plan, and has an annual target bonus. Quarterly target bonuses are 25% of the annual target bonuses. Quarterly target bonuses for 2006 are as follows:

Officer	Title	Quarterly Target Bonus
Kenneth D. Denman	Chairman and CEO	$ 37,500
Roy Albert	Chief Technology Officer	$ 25,000
John Charters	Chief Operating Officer	$ 30,000
Anurag Lal	Senior Vice President, Business Development	$ 30,000
Bruce K. Posey	Senior Vice President, Gen. Counsel	$ 25,000
and Corp. Sec.
John P. Thuma	Vice President, Sales Integration	$ 31,250
Frank E. Verdecanna	Vice President and Chief Financial Officer	$ 25,000
Joel B. Wachtler	Vice President, Marketing and Strategy	$ 25,000
     Target bonus is paid out 20% based on individual objectives, and 80% on corporate objectives, with the exception of Mr. Denman. Mr. Denman’s bonus is based 100% on corporate objectives.
     With respect to the corporate objectives portion of the bonus, the target bonus is paid out based on how iPass performs on a quarterly basis against established performance metrics. These performance metrics are: broadband revenues (including mobile data); new services revenues (including Endpoint Policy Management, FlexConnect); total iPass revenues; non-GAAP earnings per share; and contract minimum commitments. Each performance metric is given a weighting, and they all add up to 100%. In the event the target metric is met, target bonus is paid out at 100% of that component of the bonus. A lower and an upper boundary is also set on each side of each target metric. In the event only the lower boundary is met, target bonus is paid out at 50% of that component of the bonus. No payment is made for performance under the lower boundary. In the event the upper boundary is met, target bonus is paid out at 150% of that component of the bonus. Performance between the boundaries and target levels are paid based on a straight-line calculation. Above the upper boundary, additional bonus is paid on a straight-line basis.